Exhibit 99.1

NEWS R E L E A S E

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Third Quarter Ended September 30, 2016

MECHANICSBURG, PENNSYLVANIA — November 3, 2016 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2016.

For the third quarter ended September 30, 2016, net operating revenues increased 3.2% to $1,053.8 million, compared to $1,021.1 million for the same quarter, prior year.  Income from operations increased 16.5% to $56.2 million for the third quarter ended September 30, 2016, compared to $48.2 million for the same quarter, prior year.  Net income was $4.0 million for the third quarter ended September 30, 2016, which includes a pre-tax non-operating loss of $1.0 million and a pre-tax loss on early retirement of debt of $10.9 million. Net income was $32.8 million for the third quarter ended September 30, 2015, which includes a pre-tax non-operating gain of $29.6 million. Earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the third quarter ended September 30, 2016 increased 16.1% to $98.1 million, compared to $84.5 million for the same quarter, prior year.  During the third quarter ended September 30, 2016, we incurred Adjusted EBITDA losses for start-up hospitals of approximately $9.0 million. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the third quarter ended September 30, 2016 was $0.05 on a fully diluted basis, compared to income per common share of $0.22 for the same period, prior year. Excluding the non-operating loss, loss of early retirement of debt, and related tax effects, adjusted income per common share was $0.06 per diluted share for the third quarter ended September 30, 2016. Excluding the non-operating gain and related tax effect, adjusted income per common share was $0.08 per diluted share for the third quarter ended September 30, 2015. A reconciliation of income per common share to adjusted income per common share for both the third quarters ended September 30, 2016 and 2015 is presented in table IX of this release.

For the nine months ended September 30, 2016, net operating revenues increased 19.8% to $3,239.8 million, compared to $2,703.5 million for the same period, prior year.  Income from operations increased 14.9% to $244.1 million for the nine months ended September 30, 2016, compared to $212.5 million for the same period, prior year.  Net income was $104.8 million for the nine months ended September 30, 2016, which includes a pre-tax non-operating gain of $37.1 million and a pre-tax loss on early retirement of debt of $11.6 million. Net income was $110.1 million for the nine months ended September 30, 2015, which includes a pre-tax non-operating gain of $29.6 million. Adjusted EBITDA for the nine months ended September 30, 2016 increased 23.4% to $368.1 million, compared to $298.3 million for the same period, prior year.  During the nine months ended September 30, 2016, we incurred Adjusted EBITDA losses for start-up hospitals of approximately $19.4 million.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the nine months ended September 30, 2016 was $0.72 on a fully diluted basis, compared to income per common share of $0.77 for the same period, prior year. Excluding the non-operating gain, loss of early retirement of debt, and related tax effects, adjusted income per common share was $0.49 per diluted share for the nine months ended September 30, 2016. Excluding the non-operating gain and related tax effect, adjusted income per common share was $0.63 per diluted share for the nine months ended September 30, 2015. A reconciliation of income per common share to adjusted income per common share for both the nine months ended September 30, 2016 and 2015 is presented in table IX of this release.

Specialty Hospitals Segment

For the third quarter ended September 30, 2016, net operating revenues for the specialty hospitals segment decreased to $544.5 million, compared to $562.3 million for the same quarter, prior year. Income from operations for the specialty hospitals segment decreased to $33.9 million for the third quarter ended September 30, 2016, compared to $39.9 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospitals segment decreased to $48.3 million for the third quarter ended September 30, 2016, compared to $53.7 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 8.9% for the third quarter ended September 30, 2016, compared to 9.5% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospitals segment include Adjusted EBITDA losses for start-up hospitals of approximately $9.0 million for the third quarter ended September 30, 2016, compared to $3.1 million for the same quarter, prior year. Certain specialty hospitals key statistics for both the third quarters ended September 30, 2016 and 2015 are presented in table VI of this release.

For the nine months ended September 30, 2016, net operating revenues for the specialty hospitals segment decreased to $1,729.3 million, compared to $1,753.4 million for the same period, prior year. Income from operations for the specialty hospitals segment decreased to $175.7 million for the for nine months ended September 30, 2016, compared to $201.2 million for the same period, prior year. Adjusted EBITDA for the specialty hospitals segment for the nine months ended September 30, 2016 decreased to $217.8 million, compared to $241.6 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.6% for the nine months ended September 30, 2016, compared to 13.8% for the same period, prior year. The Adjusted EBITDA results for the specialty hospitals segment include Adjusted EBITDA losses for start-up hospitals of approximately $19.4 million for the nine months ended September 30, 2016, compared to $11.9 million for the same period, prior year. Certain specialty hospitals key statistics for both the nine months ended September 30, 2016 and 2015 are presented in table VII of this release.

Outpatient Rehabilitation Segment

The financial results of the outpatient rehabilitation segment include the contract therapy business through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016.

For the third quarter ended September 30, 2016, net operating revenues for the outpatient rehabilitation segment increased 25.6% to $250.7 million, compared to $199.6 million for the same quarter, prior year.  Income from operations for the outpatient rehabilitation segment increased 25.7% to $25.8 million for the third quarter ended September 30, 2016, compared to $20.6 million for the same quarter, prior year.  Adjusted EBITDA for the segment increased 34.4% to $32.0 million for the third quarter ended September 30, 2016, compared to $23.8 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 12.8% for the third quarter ended September 30, 2016, compared to 11.9% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the third quarters ended September 30, 2016 and 2015 are presented in table VI of this release.

For the nine months ended September 30, 2016, net operating revenues for the outpatient rehabilitation segment increased 23.5% to $745.7 million, compared to $603.8 million for the same period, prior year.  Income from operations for the outpatient rehabilitation segment increased 26.9% to $82.6 million for the nine months ended September 30, 2016, compared to $65.1 million for the same period, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment for the nine months ended September 30, 2016 increased 32.6% to $99.0 million, compared to $74.7 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 13.3% for the nine months ended September 30, 2016, compared to 12.4% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the nine months ended September 30, 2016 and 2015 are presented in table VII of this release.

Concentra Segment

The financial results of Concentra, which is operated through a joint venture subsidiary, are consolidated with Select Medical’s commencing on the acquisition date of June 1, 2015.

For the third quarter ended September 30, 2016, net operating revenues for the Concentra segment were $258.5 million, compared to $259.0 million for the same quarter, prior year. Income from operations for the Concentra segment was $25.4 million for the third quarter ended September 30, 2016, compared to $11.5 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment was $40.9 million for the third quarter ended September 30, 2016, compared to $25.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 15.8% for the third quarter ended September 30, 2016, compared to 9.9% for the same quarter, prior year. Certain Concentra key statistics for both the third quarters ended September 30, 2016 and 2015 are presented in table VI of this release.

For the nine months ended September 30, 2016, net operating revenues for the Concentra segment were $764.3 million, compared to $345.8 million for the same period, prior year. Income from operations for the Concentra segment was $71.9 million for the nine months ended September 30, 2016, compared to $13.7 million for the same period, prior year. Adjusted EBITDA for the Concentra segment was $118.1 million for the nine months ended September 30, 2016, compared to $36.8 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 15.5% for the nine months ended September 30, 2016, compared to 10.6% for the same period, prior year. Certain Concentra key statistics for the nine months ended September 30, 2016 and 2015 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the nine months ended September 30, 2016 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2017 and will remain in effect until then, unless further extended or earlier terminated by the board of directors.

Business Outlook

Select Medical is updating its business outlook following reporting its third quarter 2016 financial performance. Select Medical now expects for the full year of 2016 consolidated net operating revenues to be in the range of $4.25 billion to $4.30 billion, Adjusted EBITDA for the full year of 2016 to be in the range of $460.0 million to $480.0 million and fully diluted income per common share for the full year 2016 to be in the range of $0.80 to $0.90.

Select Medical’s business outlook has been updated to include the effects of the revised inpatient rehabilitation joint venture hospital openings, the effects of the long term acute care hospital exchange transaction, and long term acute care hospital closures, as well as the expected effective tax rate for the full year.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook, on Friday, November 4, 2016, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 95431213. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 11, 2016. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 95431213. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities. As of September 30, 2016, Select Medical operated 104 long term acute care hospitals and 19 acute medical rehabilitation hospitals in 27 states and 1,603 outpatient rehabilitation clinics in 37 states and the District of Columbia.  Select Medical’s joint venture subsidiary Concentra operated 301 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At September 30, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the Concentra and Physiotherapy acquisitions and our inability to realize anticipated synergies;

•                    private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including factors discussed under the section entitled, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 as such risk factors may be updated from time to time in our periodic filings with the SEC.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$1,021,123	$1,053,795	3.2%

Costs and expenses:
Cost of services	900,949	915,703	1.6
General and administrative	22,201	27,088	22.0
Bad debt expense	18,287	17,677	(3.3)
Depreciation and amortization	31,472	37,165	18.1

Income from operations	48,214	56,162	16.5

Loss on early retirement of debt	—	(10,853)	N/M
Equity in earnings of unconsolidated subsidiaries	6,348	5,268	(17.0)
Non-operating gain (loss)	29,647	(1,028)	N/M
Interest expense	(33,052)	(44,482)	34.6

Income before income taxes	51,157	5,067	(90.1)

Income tax expense	18,347	1,075	(94.1)

Net income	32,810	3,992	(87.8)

Less: Net income (loss) attributable to non- controlling interests	3,404	(2,479)	N/M

Net income attributable to Select Medical Holdings Corporation	$29,406	$6,471	(78.0)%

Weighted average shares outstanding(1):
Basic	127,386	127,848
Diluted	127,649	127,989

Income per common share(1):
Basic	$0.22	$0.05
Diluted	$0.22	$0.05

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $0.2 million and $0.9 million for the three months ended September 30, 2016 and 2015, respectively.  Unvested restricted weighted average shares were 4,270 thousand and 4,127 thousand for the three months ended September 30, 2016 and 2015, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$2,703,531	$3,239,756	19.8%

Costs and expenses:
Cost of services	2,309,213	2,754,950	19.3
General and administrative	67,917	81,226	19.6
Bad debt expense	43,243	51,591	19.3
Depreciation and amortization	70,668	107,887	52.7

Income from operations	212,490	244,102	14.9

Loss on early retirement of debt	—	(11,626)	N/M
Equity in earnings of unconsolidated subsidiaries	12,788	14,466	13.1
Non-operating gain	29,647	37,094	N/M
Interest expense	(79,728)	(127,662)	60.1

Income before income taxes	175,197	156,374	(10.7)

Income tax expense	65,048	51,585	(20.7)

Net income	110,149	104,789	(4.9)

Less: Net income attributable to non- controlling interests	8,740	9,550	9.3

Net income attributable to Select Medical Holdings Corporation	$101,409	$95,239	(6.1)%

Weighted average shares outstanding(1):
Basic	127,541	127,659
Diluted	127,844	127,804

Income per common share(1):
Basic	$0.77	$0.72
Diluted	$0.77	$0.72

Dividends paid per share	$0.10	—

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $2.9 million for both the nine months ended September 30, 2016 and 2015.  Unvested restricted weighted average shares were 3,941 thousand and 3,788 thousand for the nine months ended September 30, 2016 and 2015, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2015	September 30, 2016
Assets
Cash	$14,435	$68,223
Accounts receivable, net	603,558	592,711
Current deferred tax asset	28,688	50,647
Prepaid income taxes	16,694	11,474
Other current assets	85,779	82,680

Total Current Assets	749,154	805,735

Property and equipment, net	864,124	863,485
Goodwill	2,314,624	2,674,623
Other identifiable intangibles	318,675	338,220
Other assets	142,101	163,342

Total Assets	$4,388,678	$4,845,405

Liabilities and Equity
Payables and accruals	$504,119	$537,658
Current portion of long-term debt	225,166	12,690

Total Current Liabilities	729,285	550,348

Long-term debt, net of current portion	2,160,730	2,642,115
Non-current deferred tax liability	218,705	210,000
Other non-current liabilities	133,220	136,527

Total Liabilities	3,241,940	3,538,990

Redeemable non-controlling interests	238,221	246,429
Total equity	908,517	1,059,986

Total Liabilities and Equity	$4,388,678	$4,845,405

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2015 and 2016

(In thousands, unaudited)	2015	2016
Operating activities
Net income	$32,810	$3,992
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,762	4,106
Depreciation and amortization	31,472	37,165
Amortization of leasehold interests	—	162
Provision for bad debts	18,287	17,677
Equity in earnings of unconsolidated subsidiaries	(6,348)	(5,268)
Loss on early retirement of debt	—	10,853
Loss on disposal of assets	—	227
Loss (gain) on sale of assets and businesses	(1,515)	1,269
Gain on sale of equity investment	(29,647)	(241)
Stock compensation expense	3,450	4,750
Amortization of debt discount, premium and issuance costs	2,719	4,768
Deferred income taxes	(2,497)	198
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	40,487	3,320
Other current assets	3,458	1,083
Other assets	972	476
Accounts payable and accrued expenses	26,131	30,464
Due to third party payors	—	11,065
Income taxes	(3,170)	(23,788)
Net cash provided by operating activities	128,371	102,278

Investing activities
Purchases of property and equipment	(45,080)	(38,002)
Proceeds from sale of assets and businesses	1,542	22
Investment in businesses	(848)	(1,550)
Proceeds from sale of equity investment	33,096	1,241
Acquisition of businesses, net of cash acquired	(1,875)	7,288
Net cash used in investing activities	(13,165)	(31,001)

Financing activities
Borrowings on revolving facilities	180,000	100,000
Payments on revolving facilities	(275,000)	(165,000)
Net proceeds from term loans	—	195,217
Payments on term loans	—	(205,193)
Borrowings of other debt	1,451	1,719
Principal payments on other debt	(4,847)	(5,551)
Repayments of bank overdrafts	(3,237)	(6,326)
Proceeds from issuance of common stock	279	831
Proceeds from issuance of non-controlling interest	—	8,743
Repurchase of common stock	(13,622)	(1,433)
Tax benefit from stock based awards	372	245
Purchase of non-controlling interests	—	(236)
Distributions to non-controlling interests	(3,158)	(4,490)
Net cash used in financing activities	(117,762)	(81,474)

Net decrease in cash and cash equivalents	(2,556)	(10,197)

Cash and cash equivalents at beginning of period	25,191	78,420
Cash and cash equivalents at end of period	$22,635	$68,223

V. Condensed Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2015 and 2016
(In thousands, unaudited)

	2015	2016
Operating activities
Net income	$110,149	$104,789
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,814	16,145
Depreciation and amortization	70,668	107,887
Amortization of leasehold interests	—	457
Provision for bad debts	43,243	51,591
Equity in earnings of unconsolidated subsidiaries	(12,788)	(14,466)
Loss on early retirement of debt	—	11,626
Loss on disposal of assets	—	282
Gain on sale of assets and businesses	(1,264)	(42,192)
Gain on sale of equity investment	(29,647)	(241)
Impairment of equity investment	—	5,339
Stock compensation expense	9,244	12,924
Amortization of debt discount, premium and issuance costs	6,746	11,845
Deferred income taxes	(6,925)	(13,088)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(48,778)	(40,776)
Other current assets	(4,580)	12,094
Other assets	4,540	4,689
Accounts payable and accrued expenses	35,763	35,244
Due to third party payors	—	11,065
Income taxes	15,246	5,033
Net cash provided by operating activities	203,431	280,247

Investing activities
Purchases of property and equipment	(113,992)	(118,260)
Proceeds from sale of assets and businesses	1,542	71,388
Investment in businesses	(1,703)	(3,140)
Proceeds from sale of equity investment	33,096	1,241
Acquisition of businesses, net of cash acquired	(1,049,872)	(414,231)
Net cash used in investing activities	(1,130,929)	(463,002)

Financing activities
Borrowings on revolving facilities	840,000	420,000
Payments on revolving facilities	(675,000)	(545,000)
Net proceeds from term loans	623,575	795,344
Payments on term loans	(26,884)	(434,842)
Borrowings of other debt	11,041	23,801
Principal payments on other debt	(13,167)	(15,477)
Dividends paid to common stockholders	(13,129)	—
Repurchase of common stock	(13,622)	(1,939)
Proceeds from issuance of common stock	1,604	1,488
Proceeds from issuance of non-controlling interest	217,065	11,846
Proceeds from (repayments of) bank overdrafts	2,353	(8,464)
Tax benefit from stock based awards	383	514
Purchase of non-controlling interests	—	(1,530)
Distributions to non-controlling interests	(7,440)	(9,198)
Net cash provided by financing activities	946,779	236,543

Net increase in cash and cash equivalents	19,281	53,788

Cash and cash equivalents at beginning of period	3,354	14,435
Cash and cash equivalents at end of period	$22,635	$68,223

VI. Key Statistics
For the Three Months Ended September 30, 2015 and 2016
(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	104
Rehabilitation hospitals (a)	17	19
Total specialty hospitals	127	123

Net operating revenues (,000)	$562,328	$544,491	(3.2)%

Number of patient days (b)	338,412	296,202	(12.5)%

Number of admissions (b)	13,927	12,586	(9.6)%

Net revenue per patient day (b)(c)	$1,522	$1,642	7.9%

Adjusted EBITDA (,000)	$53,656	$48,264	(10.0)%

Adjusted EBITDA margin	9.5%	8.9%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,033	1,603

Net operating revenues (,000)	$199,593	$250,710	25.6%

Number of visits (e)	1,306,637	2,052,678	57.1%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$23,807	$31,995	34.4%

Adjusted EBITDA margin	11.9%	12.8%

Concentra
Number of centers — end of period (g)	300	301

Net operating revenues (,000)	$258,969	$258,507	(0.2)%

Number of visits (g)	1,980,496	1,906,242	(3.7)%

Revenue per visit (g)(h)	$114	$119	4.4%

Adjusted EBITDA (,000)	$25,584	$40,888	59.8%

Adjusted EBITDA margin	9.9%	15.8%

(a)   Includes managed hospitals.

(b)   Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)   Includes managed clinics.

(e)   Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinic revenue or contract therapy revenue.

(g)   Excludes onsite clinics and community-based outpatient clinics.

(h)   Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

N/M = Not Meaningful

VII. Key Statistics
For the Nine Months Ended September 30, 2015 and 2016
(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	104
Rehabilitation hospitals (a)	17	19
Total specialty hospitals	127	123

Net operating revenues (,000)	$1,753,445	$1,729,261	(1.4)%

Number of patient days (b)	1,034,166	951,262	(8.0)%

Number of admissions (b)	42,352	39,541	(6.6)%

Net revenue per patient day (b)(c)	$1,563	$1,651	5.6%

Adjusted EBITDA (,000)	$241,575	$217,759	(9.9)%

Adjusted EBITDA margin	13.8%	12.6%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,033	1,603

Net operating revenues (,000)	$603,831	$745,720	23.5%

Number of visits (e)	3,879,409	5,751,562	48.3%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$74,662	$99,006	32.6%

Adjusted EBITDA margin	12.4%	13.3%

Concentra
Number of centers — end of period (g)	300	301

Net operating revenues (,000)	$345,798	$764,252	N/M

Number of visits (g)	2,654,330	5,642,305	N/M

Revenue per visit (g)(h)	$114	$118	3.5%

Adjusted EBITDA (,000)	$36,783	$118,080	N/M

Adjusted EBITDA margin	10.6%	15.5%

(a)   Includes managed hospitals.

(b)   Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)   Includes managed clinics.

(e)   Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)   Excludes onsite clinics and community-based outpatient clinics.

(h)   Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

N/M = Not Meaningful

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2015 and 2016

(In thousands, unaudited)

The presentation of Adjusted EBITDA income (loss) is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

Non-GAAP Measure Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
Net income	$32,810	$3,992	$110,149	$104,789
Income tax expense	18,347	1,075	65,048	51,585
Interest expense	33,052	44,482	79,728	127,662
Non-operating loss (gain)	(29,647)	1,028	(29,647)	(37,094)
Equity in earnings of unconsolidated subsidiaries	(6,348)	(5,268)	(12,788)	(14,466)
Loss on early retirement of debt	—	10,853	—	11,626
Income from operations	48,214	56,162	212,490	244,102
Stock compensation expense:
Included in general and administrative	3,433	3,932	8,073	10,771
Included in cost of services	1,392	818	2,402	2,153
Depreciation and amortization	31,472	37,165	70,668	107,887
Physiotherapy acquisition costs	—	—	—	3,236
Concentra acquisition costs	—	—	4,715	—
Adjusted EBITDA	$84,511	$98,077	$298,348	$368,149

Specialty hospitals	$53,656	$48,264	$241,575	$217,759
Outpatient rehabilitation	23,807	31,995	74,662	99,006
Concentra	25,584	40,888	36,783	118,080
Other (a)	(18,536)	(23,070)	(54,672)	(66,696)
Adjusted EBITDA	$84,511	$98,077	$298,348	$368,149

(a)         Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three and Nine Months Ended September 30, 2015 and 2016

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under generally accepted accounting principles.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. The Company believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares is important to investors because it is reflective of the financial performance of our ongoing operations and provides better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income available to common stockholders and income per common share — diluted shares to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended September 30,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$29,406		$6,471
Earnings allocated to unvested restricted stockholders	(923)		(209)
Net income available to common stockholders	28,483	$0.22	6,262	$0.05

Adjustments:
Non-operating loss (gain)	(29,647)		1,049
Loss on early retirement of debt (b)	—		5,437
Estimated income tax expense (benefit) (c)	11,419		(5,405)
Earnings allocated to unvested restricted stockholders	572		(35)
Adjusted net income available to common stockholders	$10,827	$0.08	$7,308	$0.06
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.08		$0.06

Weighted average common shares outstanding:
Basic		127,386		127,848
Diluted		127,649		127,989

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the loss on early retirement of Concentra’s debt, net of non-controlling interest.

(c) Represents the estimated tax expense (benefit) on the adjustments to net income.

Refer to Reconciliation of Income per Common Share to Adjusted Income per Common Share for the nine months ended September 30, 2015 and 2016 on the next page.

	Nine Months Ended September 30,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$101,409		$95,239
Earnings allocated to unvested restricted stockholders	(2,925)		(2,852)
Net income available to common stockholders	98,484	$0.77	92,387	$0.72

Adjustments:
Non-operating gain:
Gain on sale of contract therapy	—		(33,933)
Other non-operating gains	(29,647)		(3,148)
Loss on early retirement of debt (b)	—		6,211
Estimated income tax expense (c)	11,419		330
Earnings allocated to unvested restricted stockholders	526		915
Adjusted net income available to common stockholders	$80,782	$0.63	$62,762	$0.49
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.63		$0.49

Weighted average common shares outstanding:
Basic		127,541		127,659
Diluted		127,844		127,804

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Includes the loss on early retirement of Concentra’s debt, net of non-controlling interest.

(c) Represents the estimated tax expense on the adjustments to net income.

X.  Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the year ending December 31, 2016

(In millions, unaudited)

The following is a reconciliation of full year 2016 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII for the definition of Adjusted EBITDA and a discussion of the Company’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2016 expectations.

Non-GAAP Measure Reconciliation

	Range
	Low	High
Net income	$115	$128
Income tax expense	56	63
Interest expense	170	170
Non-operating gain	(37)	(37)
Equity in earnings of unconsolidated subsidiaries	(20)	(20)
Loss on early retirement of debt	12	12
Income from operations	$296	$316
Stock compensation expense	16	16
Depreciation and amortization	145	145
Physiotherapy acquisition costs	3	3
Adjusted EBITDA	$460	$480